                                                                    Exhibit 10.5
                              INVESTMENT AGREEMENT

     THIS INVESTMENT AGREEMENT is made the 12 day of February 1996 BY AND
          BETWEEN:

     Shiron Satellite Communications (1996) Ltd., located at 14 Kiryat Sefer,
          Tel Aviv, Israel, a company registered in Israel, (the "Company") and

     Worldcomm Systems, Inc., located at 375 Oser Avenue, Hauppauge, N.Y., a company incorporated under the laws of the State of Delaware ("WSI").

     WHEREAS the Company is in the business of developing, producing and marketing modems for satellite communications; and

     WHEREAS Shiron Advanced Communication Ltd. ("Shiron"), an affiliate of the
          Company, has received a grant from the BIRD foundation to develop and market a satellite modem (the "Modem") in accordance with the details set forth in the grant application, and

     WHEREAS the Company shall acquire from Shiron the full ownership in certain know-how related to the developement of a satellite modem in exchange for shares in the Company, and shall receive the rights granted to Shiron pursuant to its portion in the BIRD Foundation grant application; and

     WHEREAS WSI wishes to invest in the Company, and the Company wishes to accept such investment, in each case subject to the terms and conditions set forth herein.

NOW THEREFORE IT IS ACCORDINGLY AGREED AS FOLLOWS:

1.   SUBSCRIPTION

     1.1 Subject to the terms and conditions of this Agreement, at the Closing the Company shall issue and allot to WSI such number of Ordinary Shares of the Company (the "Shares") which, upon issuance, shall constitute 10% (ten percent) of the issued share capital of the Company, free and clear of all liens, charges, claims, encumbrances, security interest or third party rights.


     1.2 Upon the Company completing a first laboratory prototype (the "Prototype") of the Modem, WSI will subscribe for an additional 9% (nine percent) of the issued Shares, free and clear of all liens, charges, claims, encumbrances, security interest or third party rights.

     1.3 WSI will also have an option to subscribe for an additional 1% (one percent) of the issued shares at any time during the 18 month period following the second subscription under Section 1.2, free and clear of all liens, charges, claims, Encumbrances, security interest or third party rights.

     1.4 WSI will also have an option to subscribe for an additional 10% (ten percent) of the issued Shares, free and clear of all liens, charges, claims, encumbrances, security interest or third party rights, at the same price per Share as paid for the first subscription, at any time during the 18 months period following the first subscription under
          Section 1.2 if WSI purchases and pays for at least $750,000 worth of products from SatMod during the 18 months period, or at a Share price to be negotiated during the 24 months period following the first subscription under Section 1.2, if WSI purchases and pays for at least $1,500,000 worth of products from SatMod during the 24 months period.

     1.5 In the event that the Company decides to issue additional Shares in the Company to other investors, the Company shall so inform WSI. Shares issued to other investors, during the 12 months period following the first subscription under Section 1.2, shall come from Shiron's percentage. After the 12 months period following the first subscription, Shares issued to other investors will dilute all shareholders and WSI shall have the option to purchase that number of additional Shares at the same price as the price to be paid by the other investors, in order to maintain WSI's holdings in the Company at 20% (twenty percent). The foregoing notwithstanding, the Company shall be entitled to issue Shares constituting up to 10% (ten percent) of its Share capital to its employees. Shares issued to employees within the first 18 months shall come from Shiron's percentage. After 18 months, Shares issued to employees will dilute all shareholdings. However, WSI will have the option to purchase additional Shares to maintain its percentage, within 3 months after such 18 month period. The price per Share in this case will be the same as the price paid by the last non-strategic investor.


     1.6 WSI shall hold its Shares in the Company, and shall not sell or transfer them, in whole or in part, for at least three (3) years from the date of this Agreement.

          2.   THE SUBSCRIPTION PRICE

     The subscription price to be paid by WSI for the Shares shall be equal to the sum of (a) US $150,000 (one hundred and fifty thousand dollars) at Closing, (b) US $135,000 (one hundred and thirty five thousand dollars) upon presentation to WSI of the Prototype and (c) US15,000 (fifteen thousand dollars) upon exercise of the option to subscribe for 1% of the shares.

3.   DIRECTORS

     Immediately upon payment of that portion of the subscription price, as set forth in Section 2(a) above, WSI shall be entitled to appoint one (I) director to the board of directors of the Company and Shiron shall be entitled to appoint four (4) directors to the board of directors of the Company. If WSI chooses not to appoint a director at such time, it shall be entitled to have a representative attend board meetings as an observer until such time as it chooses to appoint a director. In the event that WSI fails to meet any of its additional investment obligations thereafter, pursuant to Section 2(b) above or to the Articles of Association, then WSI shall lose the right to appoint a director or an observer.

4.   MANAGEMENT

     4.1 The executive officers of the Company shall be responsible for carrying out the day-to-day management of the Company and shall hire those additional employees, on a full or part time schedule, as they deem necessary and in the best interests of the Company.

     4.2 The executive officers of the Company shall personally commit to continuing their active participation in the Company for at least three (3) years from the date of this Agreement. The company will adopt a noncompete agreement with the executive officers.

     4.3 Mr. Shaul Laufer shall serve as Chairman of the Board and President of the Company.

     4.4 WSI acknowledges that the Company will likely need to raise additional capital in the future, and agrees to assist the Company in its efforts to raise such capital, subject to its rights under Section 1.4. WSI agrees to support any increase in the authorized share capital of the Company in connection with any such additional investment in the Company.

     4.5 The capital and operating costs incurred, which are shared between the Company and Shiron shall be allocated on a pro rata basis.

     4.6 The Company shall at all times comply with the laws of the State of Israel and applicable international laws.

5.   CLOSING

     The closing of the transactions described herein (the "Closing") shall take place at the offices of _________________________, on ____ December, 1995,
     or on such other date as shall be agreed among the parties hereto.

     At Closing:

     5.1 The Company shall deliver to WSI a certified copy of a resolution of the Board of Directors of the Company authorizing the execution of this Agreement and the issue of the Shares to WSI.

     5.2 The Company shall deliver to WSI the opinion of Z. Laufer, counsel to the Company, in the form attached hereto as Exhibit "A".

     5.3 The Company shall deliver to WSI all permits, approvals, waivers and consents necessary for the execution delivery and performance of this Agreement in accordance with the terms hereof.

     5.4 The Company will issue the Shares to WSI and deliver a share certificate in respect to the Shares to WSI.

     5.5 WSI shall pay to the Company the subscription price set forth in accordance with Section 2. The subscription price shall be paid through an account set up with an authorized dealer bank.

     All transactions occurring at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no document shall be deemed to have been delivered, until all transactions are completed and all documents delivered.

6.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents, warrants and undertakes to WSI that, as of the date hereof and as of Closing:

     6.1 The Company is a limited company duly organized and validly existing under the laws of the State of Israel. The Company has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted.

     6.2 The Company has all requisite corporate power to execute and deliver this Agreement to issue the Shares hereunder and to carry out and perform its obligations under this Agreement.

     6.3 The authorized capital of the Company is NIS 28,000 (twenty eight thousand) divided into 28,000 (twenty eight thousand) Ordinary Shares of NIS 1 per share. The Company has issued 9000 (nine thousand) Ordinary Shares to Shiron Advanced Communications, Ltd. ("Shiron"), one (1) Ordinary Share to Mr. Shaul Laufer and one (1) Ordinary Share to Mr. Arie Reichman. Except as set forth in this Section 6.3, there are no other shares of capital stock of the Company issued or outstanding, nor has the Company obligated itself to issue any shares of capital stock in the future. There are no options, warrants or convertible securities of the Company outstanding, nor has the Company entered into any contractual commitment to issue any such options, warrants or convertible securities.

     6.4 All corporate action on the part of the Company, its directors, and its shareholders necessary for the authorization, execution, delivery, and performance of this Agreement by the Company, the authorization, sale, issuance, and delivery of the Shares and the performance of all of the executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms. The Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will have the rights, preferences, privileges, and restrictions as set forth in the Articles of Association of the Company and this Agreement.

     6.5 The Memorandum and Articles of Association of the Company, attached hereto as Exhibit "B", are complete and accurate.

     6.6 The Company has no debts to banks or other creditors of any kind, absolute, accrued, or contingent.

     6.7 The Company is under no obligation to pay any money or to grant any benefit whatsoever to any of its affiliates and there exist no agreements or arrangements between the Company and any related parties.

     6.8 There exist no charges, collaterals or other security interests against the Company or its assets.

     6.9 All the orders and undertakings of the Company have been issued or undertaken under arms length conditions.

     6.10 There are no assets owned by or under lease to or under possession of the Company, no claims have been made under any such lease, and no demands or claims have been asserted under any guarantees provided in connection therewith.

     6.11 There are no claims or lawsuits or other proceedings pending against the Company or by the Company against others, and there are no threats or notices regarding legal proceedings against the Company.

     6.12 The Company shall execute a separate agreement with Shiron whereby the Company shall acquire from Shiron the full ownership in certain know-how related to the development of a satellite modem, in exchange for Shares in the Company, and shall receive the rights granted to Shiron pursuant to its portion in the BIRD Foundation grant application, Shiron shall agree that it will not sell satellite modems that compete with the Modem except through the Company. The Company will not be required to make any payments for licenses of intellectual property rights which are owned by Shiron and granted by Shiron to the Company for the purpose of developing the Modem. Such intellectual property rights granted by Shiron to the Company, shall be free and clear of all liens, charges, claims and restrictions, and without any conflict with or infringement of rights of others. There are not outstanding any options, licenses or agreements of any kind relating to the foregoing except for certain limited mutual rights given to members of the Consortium For Digital Communications supported by the Chief Scientist's Office, and the Company is not a party to or bound by any options, licenses or agreements with respect to the intellectual property rights of any other person or entity other than the Consortium Agreement. The Company has not received any communications alleging that the Company has violated, or by conducting its business as proposed would violate any of the patents trademarks, service marks, trade names, copyrights, licenses or other intellectual property rights of any other person or entity.

     6.13 The Company is not in violation of any term of its Articles of Association, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, and is not in violation of any order, statute, rule or regulation applicable to the Company. The execution, delivery and performance of and compliance with this Agreement and the issuance of the Shares, have not resulted and will not result in any violation of, or conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

     6.14 Other than the consent of the BIRD Foundation, no consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid signing of this Agreement, or the offer, sale, or issuance of the Shares, or the consummation of any other transaction contemplated hereby.

     6.15 Since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Company's securities.

     6.16 Neither this Agreement, nor any document, certificate or schedule furnished or to be furnished by or on behalf of the Company to WSI contains any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein not misleading in light of the circumstances under which they were made.

7.   REPRESENTATIONS AND WARRANTIES OF WSI

     WSI hereby represents and warrants to the Company that:

     7.1 It is duly organized and validly existing under the laws of the State of Delaware.

     7.2  It has full corporate power and authority to execute this Agreement.

     7.3 This Agreement is valid, binding and enforceable against it in accordance with its terms.

     7.4 The execution, delivery and performance of this Agreement will not result in the breach or violation by it of any law or regulation applicable to it or any contract or commitment by which it is bound.

8.   COVENANTS PRIOR TO CLOSING

Except with the prior written consent of WSI, the Company agrees, prior to Closing, not to:

     8.1 Create, extend, grant or issue or agree to create, extend, grant or issue any mortgages, charges, debentures or other securities.

     8.2 Issue, or agree to issue any shares of the Company or give or agree to give any option in respect of any share capital.

     8.3  Enter into any contract or capital commitment.

     8.4 Do or acquiesce in anything whereby its financial position shall be rendered less favorable than at the date hereof.

     8.5 Pass any resolution by its members in a general meeting or make any alteration to the provisions of its Memorandum or Articles of Association.

     8.6 In any way depart from the ordinary course of its day to day business either as regard to the nature, scope, or manner of conducting the same.

     8.7 Dispose of any part of its assets or permit any liens to arise on any of its assets.

     8.8  Enter into any agreement or commitment.

     8.9 Change any employment benefits currently received by any of the employees of the Company.

     9.   COVENANTS OF NONDISCLOSURE AND NONCOMPETE

     The Company shall execute a separate standard nondisclosure agreement with WSI.

10.  PUBLIC OFFERINGS

     In the event that the Company anticipates a public offering of its Shares, WSI agrees to enter into a voting agreement with the other shareholders of the Company pursuant to which all such shareholders will agree to coordinate their votes on all matters put before the shareholders of the Company in accordance with the wishes of the majority of shareholders who are party to such voting agreement.

11.  SOURCE CODE AND DOCUMENTATION

     The Company will established an escrow arrangement with an agreed upon escrow company for the Modem's source code, designs, engineering drawings and maskworks (collectively the "Intellectual Property"), whereby the Intellectual Property for the Modem will be placed in escrow and may be obtained by registered beneficiaries upon the occurrence of any of the following release conditions: (a) the discontinuance of the Company's business or b) Chapter 7 bankruptcy or liquidation of the Company's assets under similar statutes in other jurisdictions. WSI will be entitled to become a beneficiary under such escrow arrangement provided that WSI pays the required annual fees to the escrow company to register and remain a beneficiary thereunder. Any beneficiary of the source code or documentation shall be required to pay royalties to the Company or to the Company's shareholders, for any revenues produced as a result of their use of the source code or documentation in accordance with this Section 11.

12.  REPORTS AND ACCOUNTING

     12.1 The Company shall send WSI quarterly technical progress reports reviewing its progress with the development of the Modem and any relevant changes or advances. WSI shall be entitled to give its input to the product development plans.

     12.2 Quarterly financial reports will be provided to WSI within 60 days unaudited. Annual financial reports will be provided to WSI within 90 days audited.

     12.3 WSI may inspect the Company's records and notebooks at any time during regular business hours, upon reasonable prior, written notice.

13.  CONDITIONS TO CLOSING

     13.1 The obligations of WSI hereunder are subject to the satisfaction as of the Closing Date of the following conditions:

          13.1.1 The representations and warranties of the Company hereunder shall be true and correct as of the date of this Agreement and as of the Closing Date.

          13.1.2 The Company shall not be in default under and shall not have breached this Agreement.

          13.1.3 All documents required to be delivered by the Company at the closing pursuant to Section 5 shall have been delivered and shall be satisfactory to WSI in form and substance.

     13.2 The obligations of the Company hereunder are subject to the Company's satisfaction that the representations and warranties of WSI hereunder shall be true and correct as of the date of this Agreement and as of the Closing Date.

     14.  NOTICES

     Any notice, declaration or other communication required or authorized to be given by any party under this Agreement to any other party shall be in writing and shall be personally delivered, sent by facsimile transmission (with a copy by ordinary mail in either case) or dispatched by courier addressed to the other party at the address stated below or such other address as shall be specified by the parties hereto by notice in accordance with the provisions of this Section. Any notice shall operate and be deemed to have been served, if personally delivered or sent by fax, on the next following business day and if courier, on the third following business day. Addresses for the purposes of this section are as follows:

     The Company: Shiron Satellite Communications, Ltd.
                  14 Kiryat Sefer
                  Tel Aviv, Israel

     WSI:         Worldcomm Systems, Inc.
                  375 Oser Avenue
                  Hauppauge, N.Y. 11788
                  USA

     15.  SEVERABILITY

     If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. The court in its discretion may substitute for excluded provision an enforceable provision which in economic substance reasonably approximates the excluded provision.

     16.  GOVERNING LAW

     This Agreement shall be governed by the laws of the State of Israel.

     17.  ARBITRATION

     17.1 Any dispute between the parties in connection with this Agreement or the terms thereof shall be referred to an arbitrator agreed between the parties and, if the parties cannot agree upon an arbitrator within 14 days of notification of a claim by any party to this Agreement to the other parties hereto, then the arbitrator shall be chosen by the President for the time being of the Israel Bar Association at the request of any party hereto. The arbitrator appointed hereunder shall be an attorney admitted to practice in the State of Israel.

     17.2 Any hearing of the dispute shall take place in Israel and shall be in the English language.

     17.3 The decision of the arbitrator shall be final and binding upon the parties thereto and judgment upon the award rendered may be entered in any court having jurisdiction.

     17.4 The arbitrator shall not be bound by the rules of procedure of any jurisdiction.

     17.5 The arbitrator shall provide a reasoned decision.

     17.6 All the costs of the arbitration shall be borne by the losing party, together with reasonable legal expenses of the other party.

     17.7 The provisions of this Section 12 shall be a binding arbitration agreement in accordance with the Arbitration Law, 5728-1968.

     18.  MISCELLANEOUS

     18.1 All costs in respect of this transaction, including the stamping of this Agreement or any other document required to give effect hereto, shall be borne by the Company.

     18.2 This Agreement may be executed in two counterparts each of which shall be deemed an original but all of which constitute one and the same instrument. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any previous agreement among the parties with respect to such subject matter.

     18.3 The parties hereto agree to execute documents and perform such further acts as may be necessary to bring this Agreement into full force and effect.

     18.4 The headings of paragraphs herein are for convenient reference only and shall in no way affect the meaning of this Agreement. Section references herein are to the paragraphs of this Agreement unless explicitly stated otherwise.

     18.5 Save as expressly provided herein, this Agreement may be amended or terminated, and any of the terms hereof waived, only by a document in writing specifically referring to this Agreement and executed by the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure or delay of either party hereto at any time or times to require performance of any provisions hereof shall in no manner affect this right at a later time. No waiver by any party hereto of a breach of any term contained in this Agreement, in any one or more instance, shall be deemed or construed as a further or continuing waiver of any such breach or a waiver of a breach of any other form.

     AS WITNESS the signatures of the parties hereto the day and year first before written.


[stamp]                                        /s/ David E. Hershberg
-------------------------------                ---------------------------------
Shiron Satellite Communications                Worldcomm Systems, Inc.
(1996) Ltd.

In order to induce WSI to enter into the foregoing agreement, Shiron Advanced Communications Ltd. joins in the representations set forth in Section 6.12 of the Agreement and confirms to and for the benefit of WSI its agreement to the matters set forth therein as to which it is to agree with the Company.

     Shiron Advanced Communications Ltd. hereby confirms that it will not sell satellite modems that compete with the Modem except through the Company.

     /s/ [stamp]
     -----------------------------------
     Shiron Advanced Communications Ltd.